Exhibit 99.1
eTelecare Global Solutions, Inc.
Announces 2007 Fourth-Quarter and Full-Year Financial Results
Record Quarterly Revenue Driven by Continued Growth in the Philippines
Scottsdale, Ariz. – February 21, 2008 – eTelecare Global Solutions (NASDAQ: ETEL, PSE: ETEL), a leading provider of complex business process outsourcing (BPO) solutions, today announced its financial results for the fourth quarter ended December 31, 2007.
2007 Fourth-Quarter and Full-Year Highlights:
•	Full-year 2007 revenue increased 33% to $260 million over prior year revenue.

•	2007 Philippine service revenue increased 74% to $155 million.

•	Record quarterly revenue of $71.0 million was up 21% from the year-ago quarter.

•	Record fourth-quarter Philippine service revenue of $46.5 million was up 59% from the year-ago quarter.

•	On November 20, 2007, the Company completed its listing by way of introduction on the Philippine Stock Exchange.
eTelecare reported revenue for the fourth quarter of $71.0 million, a 21% increase compared to prior year fourth-quarter revenue of $58.8 million. Net income for the fourth quarter was $7.0 million, or $0.23 per diluted share on 31.2 million shares outstanding, compared to net income of $4.6 million, or $0.19 per diluted share on 24.9 million shares outstanding, in the comparable period a year ago.
The Company’s net income for the fourth quarter included a net income tax benefit of $3.2 million, which includes two one-time favorable tax adjustments. The first favorable tax adjustment of $0.4 million relates to tax benefits that the Company recognized in the fourth quarter due to the expiration of statute of limitations for the 2003 tax year. The second favorable tax adjustment of $3.0 million relates to the release of a valuation allowance on the Company’s U.S. deferred tax assets.
For the full year 2007, revenue was $259.9 million, a 33% increase over 2006 revenue of $195.1 million. Net income for 2007 was $23.0 million, or $0.79 per diluted share on 29.3 million shares outstanding, compared to net income of $12.2 million, or $0.50 per diluted share on 24.5 million shares outstanding, for 2006.
“Record fourth-quarter revenues, driven by continuing demand for offshore services in the Philippines, contributed to the strongest top-line performance in the Company’s history and supported 18% growth in operating income, to a record $22.6 million for the year,” said John Harris, eTelecare’s president and chief executive officer.

“As was the case in the prior quarter,” noted Harris, “operating margins continued to be affected by two areas of investment — upgrades and expansion of our technology infrastructure, and site expansion in the Philippines — that we regard as essential to ensuring eTelecare’s ongoing success. Notable among these investments, which are expected to have a positive effect on operating margins as we move into the second half of 2008, is the Annex@Shaw facility, in which we have already placed 1,000 seats and which is expected to be operating at full capacity by the fourth quarter.”
Full year 2007 stock-based compensation expense was $2.4 million substantially all of which was recorded under selling and administrative expenses.
At December 31, 2007, eTelecare had working capital of $62.1 million, which includes $35.1 million in cash, no debt, and stockholders’ equity of $133.0 million.
Guidance
For the year ending December 31, 2008, the Company anticipates that revenue will be in the range of $300 million to $310 million. Given the current value of the Philippine peso, which has appreciated more than 20% against the dollar in the past two years, and with the anticipated benefits of a hedging program, the Company expects that 2008 net income will be $16.0 million to $19.0 million, or $0.50 to $0.60 per diluted share. To the extent that our anticipated peso-denominated expenses are not fully hedged, our 2008 guidance assumes that the peso/dollar exchange rate approximates the current exchange rate.
The effect of the peso/dollar exchange rate on the Company’s cost of services, and to a lesser extent selling and administrative expenses, can be seen in the fact that anticipated 2008 peso-denominated expenses will be approximately $24 million higher than would be the case had the peso/dollar exchange rate remained at 2006 levels.
Current expectations are that first-quarter 2008 revenues will be in the range of $70 million to $72 million. In light of one-time front-end-loaded expenses of approximately $1 million expected to be incurred in connection with the Company’s efforts to become Sarbanes-Oxley compliant in its first full year as a public company, as well as further investments in personnel, technology, and processes aimed at developing the scalable infrastructure necessary to sustain steady top-line growth, current expectations are that first-quarter 2008 net income will be breakeven to $0.7 million, or $0.00 to $0.02 per diluted share.
The Company expects that these investments in infrastructure will facilitate continued revenue growth while supporting measurably stronger operating results in the second half of the year.
Conference Call
eTelecare will host a conference call today, February 21, 2008, to discuss fourth-quarter and full-year 2007 financial results and related information at 2:00 p.m. PST (5:00 p.m. EST). To participate in the teleconference, please call toll-free 888-283-6901 (or 719-457-2085 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.etelecare.com/ under the About Us/Investor Relations link. For those unable to attend, the Company’s Web site will host an archive of the call.
About eTelecare Global Solutions
Founded in 1999, eTelecare Global Solutions is a leading provider of business process outsourcing (BPO) focusing on the complex, voice and non-voice based segment of customer-care services. It provides a range of services, including technical support, customer service, sales, customer retention, chat and email from both onshore and offshore locations. Services are provided from delivery centers in the Philippines and in North America. Additional information is available at www.etelecare.com.

Cautionary Note Regarding Forward-Looking Statements
This press release and the related conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, beliefs, intentions and strategies regarding the future. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “estimates” and similar expressions identify such forward-looking statements. These are statements that relate to future events and include, but are not limited to, statements related to the appreciation in the value of the Philippine peso, our expected revenue and net income on an aggregate basis and per diluted share for 2008 and the first quarter of 2008, demand for our services and future growth, the impact to our operating performance as a result of investments in our infrastructure and the anticipated capacity of our facilities. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to, a determination, upon completion of further financial closing and review procedures, that the financial results for 2007 and the fourth quarter of 2007 are different than the results set forth in this press release, fluctuations in earnings, our ability to manage growth, intense competition in the industry including those factors which may affect our cost advantage, wage increases, our ability to attract and retain customer service associates and other highly skilled professionals, client concentration, the underlying success of our clients and the resulting impact of any adverse developments in our clients’ businesses including adverse litigation results, our ability to manage our international operations, fluctuations in the Philippine peso, reduced demand for technology in our key focus areas, a change in the public perception of outsourcing, disruptions in telecommunication networks, our ability to successfully complete and integrate potential acquisitions, liability for damages on our service contracts, withdrawal of governmental fiscal incentives, political instability, general economic conditions affecting our industry as well as other risks detailed from time to time in our SEC filings, including those described in the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the U.S. SEC on November 2, 2007. You can locate these filings on the Investor Relations page of our website, http://investor.etelecare.com. Statements included in this release are based upon information known to eTelecare as of the date of this release, and eTelecare assumes no obligation to update information contained in this press release.

Contact:
Anh Huynh	Philip Bourdillon/Gene Heller
Director of Investor Relations	Silverman Heller Associates
888-362-1073	310-208-2550

eTelecare Global Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$35,129	$690
Trade and other receivables, net	47,092	30,735
Prepaid expenses and other current assets	5,067	1,688
Fair value of derivatives	3,529	—
Deferred offering costs	—	3,187

Total current assets	90,817	36,300

Non-current assets:
Property and equipment, net	55,666	34,979
Goodwill	14,425	13,833
Other intangible assets, net	1,139	2,417
Other non-current assets	4,512	1,921

Total non-current assets	75,742	53,150

Total assets	$166,559	$89,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$1,565
Trade accounts payable	6,672	9,335
Accrued and other expenses	21,935	16,671
Current portion of:
Long-term debt	—	4,000
Obligations under capital lease	145	606

Total current liabilities	28,752	32,177

Non-current liabilities:
Long-term debt, net of current portion	—	24,500
Obligations under capital lease, net of current portion	—	145
Asset retirement obligations	2,019	1,884
Other non-current liabilities	2,749	2,530

Total non-current liabilities	4,768	29,059

Commitments and contingencies

Stockholders’ equity:
Capital stock, 2 Philippine Peso ($0.04 U.S.) par value, 65,000,000 shares authorized, 28,979,218 shares outstanding at December 31, 2007 and 22,183,033 outstanding at December 31, 2006	1,129	849
Additional paid-in capital	100,702	20,948
Retained earnings	29,158	6,417
Accumulated other comprehensive income	2,050	—

Total stockholders’ equity	133,039	28,214

Total liabilities and stockholders’ equity	$166,559	$89,450

eTelecare Global Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005
Service revenue	$259,942	$195,118	$152,213

Cost and expenses:
Cost of services	185,715	135,709	113,997
Selling and administrative expenses	36,230	30,008	25,498
Depreciation and amortization	15,381	10,181	8,609

Total cost and expenses	237,326	175,898	148,104

Income from operations	22,616	19,220	4,109

Other income (expenses):
Interest expense and financing charges	(1,891)	(5,571)	(4,929)
Interest income	1,195	40	17
Foreign exchange loss	(843)	(683)	(570)
Other	187	(159)	125

Total other expenses	(1,352)	(6,373)	(5,357)

Income (loss) before income tax provision (benefit)	21,264	12,847	(1,248)

Income tax provision (benefit)	(1,792)	602	516

Net income (loss)	$23,056	$12,245	$(1,764)

Net income (loss) per share — basic	$0.85	$0.56	$(0.08)

Weighted average shares outstanding — basic	27,163	21,795	21,543

Net income (loss) per share — diluted	$0.79	$0.50	$(0.08)

Weighted average shares outstanding — diluted	29,325	24,535	21,543

eTelecare Global Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities:
Net income (loss)	$23,056	$12,245	$(1,764)
Adjustments for:
Depreciation and amortization	15,381	10,181	8,609
Provisions for:
Doubtful accounts	194	518	134
Stock compensation costs	2,420	1,988	352
Deferred taxes	(2,655)	—	—
Accretion of interest on asset retirement obligations	502	168	217
Loss on disposal of assets	752	198	114
Excess tax benefits from share-based payment arrangements	(359)	—	—
Change in:
Trade and other receivables	(16,352)	(8,406)	(3,168)
Prepaid expenses and other current assets	(5,694)	(555)	(196)
Trade accounts payable	(1,292)	2,720	(1,661)
Accrued and other expenses	4,968	4,982	1,380
Other non-current assets	319	(582)	363
Other non-current liabilities	(464)	(985)	1,208
Other comprehensive income	2,050	—	—

Net cash provided by operating activities	22,826	22,472	5,588

Cash Flows from Investing Activities:
Cash paid for acquired business	(1,959)	—	(1,441)
Acquisitions of property and equipment	(34,284)	(17,577)	(6,075)
Change in:
Refundable deposits	(1,819)	—	(182)
Payments for asset retirement obligations	—	(32)	—

Net cash used in investing activities	(38,062)	(17,609)	(7,698)

Cash Flows from Financing Activities:
Proceeds from:
Revolving line of credit	157,342	191,109	167,987
Long-term debt	—	9,950	4,000
Payments for:
Revolving line of credit	(158,907)	(198,643)	(168,803)
Long-term debt	(28,500)	(3,700)	(3,000)
Obligations under capital lease	(606)	(1,479)	(1,243)
Offering costs	(756)	(3,187)	—
Debt issuance costs	(455)	(331)	—
Excess tax benefits from share-based payment arrangements	359	—	—
Proceeds from stock option and warrant exercises	1,784	1,065	430
Proceeds from public offering	79,414	—	—

Net cash provided by (used in) financing activities	49,675	(5,216)	(629)

Net increase (decrease) in cash and cash equivalents	34,439	(353)	(2,739)
Cash and cash equivalents at beginning of year	690	1,043	3,782

Cash and cash equivalents at end of year	$35,129	$690	$1,043

eTelecare Global Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31,	December 31,
	2007	2006
Service revenue	$71,044	$58,798

Cost and expenses:
Cost of services	52,766	39,900
Selling and administrative expenses	10,197	9,551
Depreciation and amortization	4,555	2,932

Total cost and expenses	67,518	52,383

Income from operations	3,526	6,415

Other income (expenses):
Interest expense and financing charges	(59)	(1,688)
Interest income	334	38
Foreign exchange loss	6	96
Other	34	(121)

Total other expenses	315	(1,675)

Income before income tax provision (benefit)	3,841	4,740

Income tax provision (benefit)	(3,186)	116

Net income	$7,027	$4,624

Net income per share — basic	$0.24	$0.21

Weighted average shares outstanding — basic	28,876	22,115

Net income per share — diluted	$0.23	$0.19

Weighted average shares outstanding — diluted	31,195	24,855